Exhibit 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. B-1 to the Registration Statement on Form S-3 of our report dated January 31, 2000, except as to Note 2, which is as of February 22, 2000, relating to the consolidated financial statements of Northern States Power Company as of and for the year ended December 31, 1999, which appears in Xcel Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 26, 2002